5.  Awards to Covered Employees

     The Committee may determine that any Award granted hereunder for any Plan Year to a Participant who is a Covered Employee shall be made and administered by a subcommittee consisting solely of two or more "outside directors" (as defined in Treasury regulations promulgated under Section 162(m) of the Code) appointed by the Committee (the "Subcommittee"). Except as otherwise permitted by Section 8 of this Plan, compensation resulting from any Award made by the Subcommittee shall be paid solely on the attainment of performance goals established in writing by the Subcommittee with reference to (a) the achievement by the Company of a specified target earnings per share, return on equity or net income,
(b) the Company's stock price, (c) accumulated dividends paid on the Company's stock, (d) the achievement by a business unit of the Company of a specified target income or market share, or (e) any combination of the goals set forth in (a) through (d) above. With respect to any Award made by the Subcommittee, the Subcommittee shall establish such performance goals prior to the beginning of the Plan Year for which the Award is granted (or such later date as may be prescribed by the Internal Revenue Service for purposes of Section 162(m) of the Code). No more than one million (1,000,000) shares of common stock shall be cumulatively available for Awards made by the Subcommittee and granted under Sections 4(a) through 4(d) of this Plan to any Covered Employee, and compensation resulting to any Covered Employee during any Plan Year from Awards made by the Subcommittee and granted under Sections 4(e) through 4(h) of this Plan, shall be limited to a maximum value of $2,500,000. Any payment of compensation to a Covered Employee resulting from an Award made by the Subcommittee upon attainment of related performance goals, other than Awards granted under Sections 4(a) through 4(c) of this Plan, shall be conditioned upon the written certification of the Subcommittee that the performance goals, and all other material conditions and terms, relating to such Awards have, in fact, been satisfied.